Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2025, relating to the audited financial statements of GameSquare Holdings, Inc., appearing in the Annual Report on Form 10-K of GameSquare Holdings, Inc. for the year ended December 31, 2024.

/s/ Kreston GTA LLP

Chartered Professional Accountants
Markham, Canada
February 6, 2026